          Exhibit 99.1

CONTACT:

Tom Mattia

+1 972-605-7960

tom.mattia@eds.com

For Release: 3:15 P.M. CDT, TUESDAY, JANUARY 7, 2003

EDS Names Robert Swan Chief Financial Officer; Jim Daley to Lead Client Care

PLANO, Texas  - EDS today announced the appointment of GE and TRW veteran Robert H. Swan as its new Chief Financial Officer, effective February 10.  Swan will be an Executive Vice President and report directly to Chairman and CEO Dick Brown.

Swan assumes the CFO position being vacated by Jim Daley.  Daley will continue reporting to Brown as EVP of Client Solutions, Global Sales and Marketing.  Daley will oversee the EDS client care organizations, replacing Chuck Griffith who is leaving the company.

Swan joins EDS from TRW, Inc. where he served as EVP and CFO since 2001.  In his career, Swan also has served as CFO for three General Electric Company units: GE Lighting, GE Medical Systems - Europe and GE Transportation Systems.

Swan, 42, will oversee all EDS financial operations including Treasurer, Enterprise Productivity and Digital Transformation, Financial Analysis, Tax, Controller, Administration, Investor Relations and Audit.

"Bob Swan brings EDS years of blue chip financial experience, including serving as CFO for a Fortune 500 company," said Brown.  "His expertise, experience and energy blend well with the practices Jim Daley has implemented over the past four years. The ability to bring Bob in now strengthens the leadership team, ensures an effective transition in Finance and gives Jim -- who has been crucial in the realignment of EDS -- the opportunity to continue serving the company in new areas."

Daley, 61, has served as CFO since March 1999.  In his new role he will oversee Sales, Marketing, Communications, Service Excellence, Client Solutions, Alliances, the Chief Client Executive Officer and Global Industry Solutions.

"I have always been interested in an operational role closer to the client," said Daley.  "I look forward to building an organization focused on the care, support and development of valued client relationships."

Swan joined TRW in 2001 after two years with Webvan Group, where he served as CFO, Chief Operating Officer and, finally, Chief Executive Officer.  At TRW, he was responsible for all domestic and international financial operations, treasury, tax, investor relations, internal audit, shareholder services, risk management, pension accounting, information systems and business development. He also was a member of the TRW Management Committee.  During his 14-year GE career, Swan served in a number of progressively important finance positions.

"I see EDS as a company with strong traditions and great potential.  EDS founded the services industry 40 years ago with innovative approaches to client needs," Swan said.  "I look forward to putting the power of EDS' incredible intellectual and fiscal capital to work for clients and shareholders.  We will continue to make EDS a responsive, value-added partner offering the best service, at the best price anywhere in the world."

Swan graduated in 1983 with a BS in Management from the University of Buffalo.  He received an MBA from the University of Binghamton in 1985.  He and his wife, Sandra, have 2 children, Timothy and Emilie.

About EDS

EDS, the leading global services company, provides strategy, implementation, business transformation and operational solutions for clients managing the business and technology complexities of the digital economy.  EDS brings together the world's best technologies to address critical client business imperatives.  It helps clients eliminate boundaries, collaborate in new ways, establish their customers' trust and continuously seek improvement.  EDS, with its management-consulting subsidiary, A.T. Kearney, serves the world's leading companies and governments in 60 countries.  EDS reported revenues of $21.5 billion in 2001.  The company's stock is traded on the New York Stock Exchange (NYSE: EDS) and the London Stock Exchange.  Learn more at www.eds.com.

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